Exhibit 23





               Consent of Independent Certified Public Accountants

The Board of Directors
Ambanc Holding Co., Inc.

We  consent  to  incorporation  by  reference  in  the  following   registration
statements:

   File No. 333-50973 on Form S-8,
   File No. 333-50975 on Form S-8,
   File No. 333-59721 on Form S-8, and
   File No. 333-86515 on Form S-8

of Ambanc Holding Co., Inc. of our report dated February 16, 2000, relating to the consolidated statements of financial condition of Ambanc Holding Co., Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Ambanc Holding Co., Inc.


/s/ KPMG LLP

Albany, New York
March 24, 2000